WidePoint Corporation

Second Quarter 2013 Earnings Conference Call

August 14, 2013

Operator                                Good day, ladies and gentlemen, thank you for standing by. Welcome to the WidePoint Second Quarter 2013 Earnings Conference Call. During today's presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star followed by the one on your touchtone phone. Please press star, zero for Operator assistance at any time. For participants using speaker equipment, it may be necessary to pick up your handset before making your selection. This conference is being recorded today, August 14th, 2013.

                         I would now like to turn the conference over to David Fore with Hayden IR. Please go ahead, sir.

David Fore                              Thank you, Operator. Good afternoon to all participants in WidePoint’s Second Quarter 2013 Financial Results Conference Call. With me today are WidePoint’s Chairman and CEO, Steve Komar; and Chief Financial Officer, Jim McCubbin. Steve will provide an overview of the Second Quarter 2013 results and Jim will provide additional financial details. Then we will open the call to questions from participants.

                         Before I turn the call over to Steve, I’d like to remind all participants that during this conference call, any forward-looking statements are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, including financial guidance and similar expressions, including without limitation, expressions using the terminology “may,” “will,” “believe,” “expect,” “plans,” “anticipates,” “predicts,” “forecasts,” and expressions which reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risk factors and uncertainties including those discussed in the Risk Factor sections of WidePoint’s annual report on Form 10-K and its quarterly reports on Form 10-Q, and other SEC filings the Company releases. Actual results may differ materially from any forward-looking statements due to such risk factors and uncertainties.

                         The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after this conference call, except as required by law.

                         I would now like to turn the call over to WidePoint’s Chairman and CEO, Steve Komar, for opening remarks.

Steven Komar                       Thank you, David, and good day to everyone who has joined us this afternoon. As has been our past practice, we’d like to acknowledge and reaffirm our appreciation to all of you for attending our call and for your continued interest in WidePoint Corporation.

                         In the second quarter of 2013, we continued our progress in addressing several of WidePoint’s strategic goals relating to our business and repositioning ourselves against our target markets to maximize future growth and success. We have continued to diversify our revenue streams and migrate toward higher margin opportunities while simultaneously adding and repositioning business building resources and funding technology infrastructure and development.

                         Financially, our second quarter revenues of $11.3 million and $23.3 million year-to-date are approximately 10% below our prior period performance. This revenue drop was the result of some sequester-related delays in software reselling opportunities on the cybersecurity side and a combination of customer attrition and delayed customer implementations within the telecommunications management area. Jim will take you through those in greater detail during his comments.

                         What we believe to be much more significant is our migration to a higher margin revenue mix as evidenced in our gross margin improvement throughout the first six months of 2013. During the first quarter, our margins improved 300 basis points from the prior year period and in this quarter, added an additional 400 basis points with gross margins now up to 31%. As a direct result, WidePoint’s income from operations in the quarter was $600,000 better than the comparable year ago quarter and $400,000 better on a year-to-date cumulative basis.

                         Also as a result of this higher margin performance, the Company has been able to maintain year-to-date net profitability even in the face of its significant infrastructural reinvestment program outlays, the prospective details of those we shared with you at our 2012 year-end earnings conference call. This repositioning and reinvestment program, launched in January with the full support of the Company’s Board, set out the following goals: number one, preparing WidePoint to take advantage of the growth opportunities inherent in its target markets and, two, transitioning to an enterprise-focused suite of solutions and services under a single segment Managed Mobility Services (MMS) banner, and three, by expanding both our market reach and available resources. The overarching goal of this effort was to ensure that WidePoint would be able to deliver more aggressive, organic revenue growth and higher margin growth rates in the years ahead.

                         As an update to that, I’m pleased to report that we are ahead of our planned dates for implementation of the program. Each of our functional C-Level Executives has stepped up to their new duties and responsibilities. As of today, we have a robust nationwide unified sales and marketing force with added staffing and marketing dollars as well as four new national or regional channel partners all focused on building increased total company pipelines and backlogs by calendar year-end.

                         Our WidePoint corporate branding marketing strategy is in place with a defined timeline for migrating away from former subsidiary company identifiers. Our operations and technology organizations have been functionalized on the telecommunications side and we will complete the transition process on the cybersecurity side over the next four months. Our support services functions, such as finance and accounting, human resources and legal, have been centralized and consolidated.

                         At the beginning of the year we advised that the cost of this strategic program would require the reinvestment of most, if not all, of 2013’s projected earnings. Recognizing that we have invested approximately $1 million on this initiative year-to-date, I believe that our ability to show bottom line profitability in spite of these expenses speaks for itself and is an indicator of what we can achieve moving forward as accelerated revenue growth kicks in.

                         Turning to recent events and the status of pending contract opportunities, let’s start with our successful role with the TSA’s TWIC contract. We are engaged with the successor prime contractor to Lockheed Martin on the TWIC/TTAC contract front and have begun receiving orders from the new prime contractor for delivery of credentials under the contract.

                         To date this year, we’ve received TWIC orders totaling approximately $3.6 million in higher margin revenues contributing substantially to our profitable performance over the last six months. With enrollment rates increasing and two-thirds of the immediate 6 million target population not yet enrolled, we see continued success with TWIC and of course, with TTAC which envisions further increasing enrollment potential by a multiple of five to six times the current target TWIC population.

                         On another front, we’ve also received contracts to provide mobile telecommunication services to two additional state governments under our Western States Contracting Alliance Purchasing Contract. We have deployed additional sales resources that focus on this continuing opportunity to become a major telecom service provider to state and local governments, which arguably is a larger market than even the federal sector.

                         Also worthy of mention is the emerging demand from a number of our multi-national customers to extend our services beyond U.S. borders and meet their support needs on a transnational basis. During the last few months, we have been negotiating expanded service contracts with no less than four NMC customers to extend our services coverage into Europe and Asia. Revenues from these agreements are part of our expanding revenue backlog.

                         And of course, we must address the current status of our Department of Homeland Security Award for the provision of mobile telecommunications, Management Services department-wide over the next five-year period. The protest, filed by a losing bidder, was dismissed by the General Accounting Office (GAO) and remains in an administrative review stage at Homeland Security and we are in the position of awaiting DHS’ advisory and next steps. We remain hopeful that this advisory will be forthcoming during the third quarter. Given the size of the opportunities, its potential impact to WidePoint’s revenues in the coming years cannot be understated.

                         As a bit of an aside, I’d also like to share with you the recognition received from Gartner Group in regard to our Managed Mobility Services market refocus. On July 31st, 2013, Gartner released its first Magic Quadrant for Managed Mobility Services and WidePoint was among the recipients of this prestigious designation.

                         For background, during the first quarter of 2013, Gartner surveyed 36 potential Magic Quadrant participants. Gartner then interviewed 18 of the service providers, including WidePoint, that qualified for possible inclusion in the Magic Quadrant, as well as the 106 client references provided by the applicants to gain customer input for this research.

                         We were quite pleased to survive the selection process given the up-market size and scale of many of the other new competitors and players, and we were even more pleased with Gartner’s recognition of our competitive differentiators in the marketplace; all validating our focus on providing solutions that allow our customers to be able to manage a diverse information technology platform along with the challenges mobility and bring-your-own-device introduces to these complex environments.

                         Looking to the future, we are committed to our Managed Mobility Services strategy featuring an integrated set of secured mobile technology solutions, delivering in a cloud-based managed services environment and at the enterprise level to meet increasing market demand and customer needs. Our solutions will include MSM for security applications, MDM for mobile device management, MAM for mobile applications management and LCM for telecommunications lifecycle management.

                         It should be noted that available market research forecast for the MDM market opportunity alone is expected to quadruple in size to up to $1.8 billion over the next three years. However, Gartner has forecasted the more inclusive Managed Mobility Services or MMS market to reach $3.4 billion over the next three years.

                         There will be plenty of opportunity as well as challenge for us in the MMS space. But with our realignment and reinvestment as well as our competitive recognition as a player in this space, we believe we are both up to the opportunity and the challenge to drive aggressive new revenue growth for WidePoint in the years ahead.

                         With that, I’d like to turn the call over to Jim McCubbin, WidePoint CFO, for an in-depth discussion of our second quarter financial results. I’ll then follow up with a recap before opening up the call to your questions. Jim, the floor is yours.

James McCubbin:                Hello, everyone, and welcome to our call. Our second quarterly financial numbers produced expected financial results. We realized a slight reduction in comparative quarterly and six-month revenues over prior periods predominantly due to a shift in our strategy to focus on higher margin services that have longer recurring lives that did not fully offset some of the effects brought about by the Federal government’s sequestration efforts along with some effects associated with either contract attrition, protest and/or late starts in some of our recent awards.

                         In recognition of this strategy though, we did realize increasing margins and better bottom line comparative performance that continued to allow us to make the investments this year that Steve has discussed along with providing us with the ability to continue to pay down our current bank debt.

                         We believe as we progress with our strategy, which is changing the makeup of the Company and how we sell, we should realize increased marketplace value from a portfolio of longer recurring contract lives and improved and optimized internal software systems and intellectual property. We believe that given some of our recent awards, some of which were generically disclosed in our press release today, along with some of our pending awards, we hope to see in the near future that our second half should experience continued financial improvements.

                         Looking closer at revenues, we did witness for the three-month period ended June 30th, 2013, a decrease of approximately 9% to approximately 11.3 million compared to approximately 12.5 million for the three-month period ended June 30th, 2012. The decrease was attributable to a shift in our sales strategy to focus upon higher margin recurring services with longer lives for which we did see improvement.

                         We also witnessed a combination of factors including delays in government product resale transactions which we expect to recognize more of in the third quarter along with some delays in some customer implementations as a result of late awards being made in the quarter and the subsequent period. It affected some telecommunications customer attrition, which while balanced for the year, we believe was weighted a bit heavier this quarter and of course, the protest associated with the Federal government contract award that Steve discussed.

                         We were pleased specifically with improvements in revenues associated with our TWIC/TTAC program that we have been involved with and the expansion that we believe will continue to evolve as the TWIC program expands into the TTAC program. Our government mandated credentialing sales to the Federal Contractor Base also continue to be implemented and expanded and we still see much upside potential from those efforts.

                         As we start to realize the effects of the convergence of some of our products and services with the introduction of a developing MMS marketplace, we believe we should benefit from the continued acceptance and utilization of high level assurance credentialing services that we provide with those of our Telecom Expense Management solutions that will be deployed on mobile devices.

                         Again, on whole, we are pleased with the growth we witnessed in our higher margin recurring sales as well as growth we realized in our sales pipeline. The sales pipeline growth is what we are very pleased with as it is demonstrating the inherent value we believe we are recognizing from our investments that we have made year-to-date. This double-digit pipeline of growth predominantly of higher margin services should help put us in a place where we can start to realize a steadier and upward growth trend in our revenues.

                         Gross profit for the three months ended June 30th, 2013 was approximately $3.5 million or 31% of revenues as compared to approximately $2.9 million or 23% of revenues through the three-month period ended June 30th, 2012. The improvement in gross margin as a percentage of revenue was caused by a greater sales mix of higher margin services, as I just noted, as we continue to focus on expanding our products and service offerings in the 40 to 60% plus gross margin range.

                         We believe that as the Company strategically focuses and wins a greater level of higher margin recurring revenues at future periods that gross profit over the long term will continue to trend higher. That said, looking forward, we still expect variability in margin growth associated with periodic lower margin product sales that could take place as we work at establishing a greater and greater mix of higher margin services. As an aside, a large award could shift this mix somewhat but that would also result in material upside revenue improvement and on an absolute dollar level show improvements in gross profit as well.

                         Sales and marketing expense for the three-month period ended June 30th, 2013 was approximately $0.9 million or 8% of revenues as compared to approximately $0.9 million or 7% of revenues for the three-month period ended June 30th, 2012. Sales and marketing program expense includes direct marketing cost and commission payments to commercial business channel partners which accounted for a significant portion of the increase in our sales and marketing costs. There was a slight additional increase, which reflects our investment in new sales and marketing personnel, partially offset by lower commission payments to commercial business channel partners due to timing of customer collections and lower commissionable revenue-based programs compared to the same period last year.

                         Looking forward, we expect sales and marketing expense in absolute dollars should increase as we continue with our sales and marketing expansion and realize higher commission payments from greater revenue streams. We believe as we continue to expand our channel partners that this should benefit both our revenue outlook and gross profit outlook materially more than any increases we witness on an absolute dollar value with sales and marketing cost.

                         Our efforts to bring to market our new and expanding offerings are of paramount importance to us as those products and services tend to have higher margins and longer lives. The investments we’re currently making should provide the basis for a positive continuing trend in our product and services mix over time.

                         WidePoint reported income from operations of approximately $187,000 compared to loss from operations of approximately $477,000 in last year’s comparable period. Net income was approximately $139,500 compared to net loss of approximately $302,000 in last year’s second quarter. These positive results were obtained while also including the higher level investments that Steve had previously discussed. Year-to-date, these results have included approximately $1 million in investments.

                         We continue to work hard at balancing our investments along with paying down our debt, along with fulfilling our strategy of positioning the Company in the highly touted MMS marketplace that we told you about at the beginning of the year. That marketplace holds so much promise for the Company.

                         So in closing, we continue to see great opportunity ahead for us by expanding our product set, making the investments in the areas we’ve identified and shifting to higher margin multiyear solutions. We believe this will ultimately improve the inherent value of our Company and this quarter has demonstrated some of the financial areas that we believe showed the beginnings of the success.

                         So with that, I’d like to hand it back to Steve for any final commentary before questions.

Steven Komar:                      I think not, Jim. I think we’ve probably taken more than a few minutes to go over this so why don’t we not frustrate anyone any longer and I’d like to now open the call to your questions and comments.

                         Operator, if you can help us out by opening the lines, we’d appreciate it.

Operator:                               Thank you, sir. We will now begin the question-and-answer session. As a reminder, if you have a question, please press the star followed by the one on your touchtone phone. If you would like to withdraw your question, press the star followed by the two. If you are using speaker equipment, you will need to lift the handset before making your selection.

                         Our first question comes from Mark Jordan with Noble Financial. Please go ahead.

Mark Jordan                         Good afternoon, gentlemen. A balance sheet question or two, it’s good to see you paid down $1.2 million of debt in the first half. Cash was up about $600,000 also. My question would be as, you know, say, we move into next year and you start to get payback from all the investments then you get hopefully an acceleration of revenue. Are you going to – how are you going to fund that and what kind of need might you have for working capital growth to facilitate the payback from the investments you’re incurring this year?

Steven Komar:                      Well, Mark, we’ve always managed through what we’d like to think as effective cash management to be able to fund our operations pretty much from available assets and resources. We obviously do have a pretty substantial standby line of credit with Cardinal Bank that we can utilize if we need to do so and given that it’s in many ways specifically tied to increased revenue and receivables carrying value, we would expect to have a substantial amount of room to help fund that activity. Jim, I don’t know if you have to – care to add or expand on that.

James McCubbin:                Mark, as long as you’ve known us, we’ve balanced it fairly effectively for normalized growth. We continue to with internal funding. If there was a very large ramp-up and all of a sudden a very immediate ramp-up, we would first go to debt. If that wasn’t sufficient then we would look at other options but at this time and the short-term, we think we have what we need in place to continue in the near term. Again, any material events could change that but we do believe, as Steve put it, we have resources with an untapped line of credit that we could tap first.

Mark Jordan                         Okay. Relative to your Mobile Device Management activities, noticed that GSA has an initiative out there, government-wide Mobile Device Management program, how do you find the competitive lay of the land, I guess selling directly versus the GSA competitors, which I think there are four or five of them on that contract?

James McCubbin:               Well, Mark, there are several programs. We’re either directly involved or we’re involved as a sub-contractor with various parties. Remember, we’re sitting more in the background instead of the forefront on actually delivering devices. There’s some new–very large cyber awards have come out and we play a part in the puzzle that all of these primes are trying to address. Our focus is really making sure that we have a wide breadth with many parties that need our puzzle piece to fulfill a strategy that the government is trying to deploy.

Mark Jordan                        Okay. Finally, is there a way to quantify–you’re talking about building higher margin recurring revenue streams. Looking at the business here in the second quarter, what percent of revenues would be in that pile of recurring higher margin and then what percentage would you hope that to be say this time next year?

Steven Komar:                      That’s a pretty incisive question, Mark. I would categorize it in the second quarter of 2013, roughly one-third, 30-35% of our revenues were at the top-end of our scale of what we consider to be attractive margins and I think in general on balance, we had less low margin business in the second quarter primarily due to the fact that some of the software resale transactions were deferred. From my perspective, and we’ve done a little bit of modeling on this, I would expect that number to increase to more than 50% in 2014 and I don’t think we’d be finished then.

James McCubbin:                Mark, there’s really three levels of stratification that we have. Call it the under 20%, call it 20 to 50% and then over 50% and I think this is addressing it more quantitatively for you. I would say a good 10-20% of that is over 50% and we’ve been seeing that expand and would hope that would continue to expand. The 30-50% is a good portion as well and we’re looking at that to be the biggest part of the expansion of our revenue streams that notwithstanding, there’s a big award out there that as that comes to fruition, we’re going to have to take a look at that and see what portion of it would be the lower margin and higher margin. We may break that out separately, okay, because of just the relative size.

Steven Komar:                      Yes, Mark, it might be worth another minute or two. I thought Jim’s comments were great in terms of clarifying our direction on this but again, the reference to this DHS contract which I think I used the term three months ago, “transformative” which has come back to haunt me in regard to that contract but I think it’s particularly relevant here. Should we receive what we expect to receive which is that award within the next 30 days, we’re going to be looking at a situation where a substantial part of the revenues associated with that contract will be called the lower tier of marginal profitability and given the size of that contract, it can skew many of our measurements and kind of obfuscate a little bit the direction that we’ve been going in. So Jim’s comment is right on in a sense that we may need to break that out so people can better understand what’s going on in our environment.

James McCubbin:                But Mark, a large chunk of it though as well is high margin so this award is going to be made up of all three parts so it’s really coming down to how does it blend out and we won’t know until really well one, we have to receive formally and then two, we have to get with the customer and start deploying it.

Steven Komar:                       Most importantly, Mark, it’s a problem we’d love to have.

Mark Jordan:                        Yes.

Steven Komar:                       I’m looking forward to it.

Mark Jordan:                        Well, thank you very much and hopefully, it will all fall into place in the current quarter.

Steven Komar:                       Thanks. Appreciate it, Mark.

Operator:                               Ladies and gentlemen, if there are any additional questions, please press the star followed by the one at this time. As a reminder, if you are using speaker equipment, you will need to lift the handset before making your selection.

                         Our next question is from Bhakti Pavani with B. Riley & Co. Please go ahead.

Bhakti Pavani                        Hi, Steve. Hi, Jim.

James McCubbin:                 Hello.

Steven Komar:                       Hi, Bhakti.

Bhakti Pavani                        Just a quick question, on the last conference call, you had talked about the rollout of your new Mobile Device Management solution. I was just curious to know, could you provide some color on what kind of initial response you have received in the marketplace with regard to the product?

Steven Komar:                      Sure. I’ll take a shot at that and it’s obviously a topic of a lot of discussion amongst us right now. First of all, let me let you know that we’re pretty early into the sales cycle so any comments we might make now are a little bit preliminary but we have been demonstrating the new product under the WidePoint logo for the better part of the last month-and-a-half to two months. We’ve had some interesting feedback in terms of the variability and the feature functionality of the product and as I said, I think the jury is still out in terms of our ability to aggressively sell that. We are positioning that as our preferred solution but also positioning it alongside several other MDM options so we’ve always characterized ourselves as being agnostic in this marketplace with a preference, if you will, for our homegrown or home-labeled product. But honestly, I think it’s probably going to take another month or two to really get a sense of how our aggressive sales experts are working out. Jim? Would you…

James McCubbin:                Yes. Thank you for joining the call and again, welcome to B. Riley. I heard you’ve just recently joined.

Bhakti Pavani:                      Yes.

James McCubbin:                And moved into this role. Gartner, we have put out a press release with Gartner so for quantifying it, Gartner believes that the MMS marketplace will grow from I believe approximately $300 million now to about $3.6 billion over the next three years. This is really driven by the introduction of some security protocols, some secure functionality, mobile device functionality and a series of functionalities all being rolled into one enterprise solution. So our new EVP of Sales and Marketing Head, John Atkinson, has been building this and demonstrating it and taking it to market. There’s been a high level of interest for us because we have a differentiated approach with a high assurance solution. So with that, as Steve said, over the next month or two or before our next quarterly call, we do believe we’ll have the beginning of what we see as a pipeline and as we take that out to the market the rest of this year. Does that help with quantifying and explaining or giving some color to this marketplace?

Bhakti Pavani:                      Definitely. That’s really helpful. Thank you.

James McCubbin                  All right. Thank you.

Bhakti Pavani:                      My other question was apart from the contract about—that you mentioned in the prepared remarks, what kind of a timeframe do you have on the contract on the commercial end? Are those multi-year contracts as well?

James McCubbin:                 I’m sorry, could you–you broke up a little bit there. We couldn’t hear you.

Bhakti Pavani:                     Okay. Regarding the contracts that you mentioned in the prepared remarks, apart from the government contracts, what kind of a timeframe do you have on the contracts on the commercial side? For instance, the contract that you announced with the fast food company, major food service company in the U.K?

Steven Komar                        Yes. I think I can answer that generally by telling you that we expect to see revenues roll out for each of those three that I referred to in the second half of this year. We have essentially locked contracts and as aggressively as we can start up, I think we’ll start seeing the service provision and the billings come to pass.

Bhakti Pavani:                      Okay.

James McCubbin:                          So just so you know, we’ve signed those agreements and really put them to bed just recently. So it will take us a little time to kick start them in getting up but revenue should be recognized from it starting in the second half.

Bhakti Pavani:                      Okay.

James McCubbin:                 And it will scale.

Bhakti Pavani                        Okay. Yes, that’s it from my side. Thank you very much for taking my questions.

Steven Komar:                       Thank you.

Operator:                               There are no further questions at this time. I would now like to turn the conference back over to Management for any closing remarks.

Steven Komar:                     Thank you, Operator. I would just like to mention to everyone on the call that we’re really both positive and excited about our opportunities for the remainder of 2013. We believe we possess the products and solutions and the strategies, skill sets and personnel to support these goals as we seek to leverage our government market experience and reputation and aggressively expand our presence in the commercial marketplace both in the U.S. and Internationally.

                         I’d like to thank you all for your time and interest in WidePoint. We appreciate your continued commitment to us and we will look forward to talking with you again on our next conference call in mid-November. Thank you and have a great evening.

Operator                               Ladies and gentlemen, this concludes the WidePoint Second Quarter 2013 Earnings Conference Call. Thank you for your participation. You may now disconnect.